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Exhibit 10.38

FULL RECOURSE
SECURED
PROMISSORY NOTE

$175,000.00	August 21, 2001 Walnut Creek, California

    FOR VALUE RECEIVED, the sufficiency of which is acknowledged hereby, Laura B. DePole ("Maker"), an individual, promises to pay Tier Technologies, Inc., a California corporation ("Holder"), or order, at 1350 Treat Boulevard, Suite 250, Walnut Creek, California or such other place as Holder may from time to time designate, in lawful money of the United States, the principal sum of one hundred seventy -five thousand dollars ($175,000.00), as set forth below.

  1.
  Interest. Interest on the principal sum of this Note shall accrue at the rate of 4.25% per annum, compounded semi-annually, based on a 365-day year and the actual number of days elapsed. Interest shall be payable by Maker on a monthly basis in arrears and shall not be forgiven.

  2.
  Payment. Maker and Holder agree that Holder will repay the principal and all interest upon the earlier of the following: twelve months from the date of issuance of the note (August 20, 2002) or within three (3) business days of closing of the sale of Maker's principal residence, located at Vallejo, California.

    Maker and Holder agree that if Maker's employment with Holder terminates for any reason before this Note is completely repaid, Maker personally guarantees the outstanding principal and all accrued interest and shall repay the balance immediately. Holder agrees that any balance due will be paid first out of any final wages or other payments due under Holder's employment agreement, and Holder agrees to execute any written documentation to effect such payment.

  3.
  Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty or premium. In the event, Maker were to exercise and sell Tier Technologies, Inc. stock options prior to this Note being repaid in full, any and all proceeds from the sale of such options shall be used to repay the Note first.

  4.
  Application of Payments. All payments received by Holder shall be applied first to accrued interest, then to any other charges due with respect to this Note, and then to the then-unpaid principal balance.

  5.
  Security. This Note shall be secured by all outstanding Class B Common Stock options held by Maker, as set forth in Exhibit A hereto.

  6.
  Default and Remedies.

  a.
  Default. Maker will be in default under this Note if (i) Maker fails to repay principal in interest in full in accordance with the terms set forth in Sections 1 and 2, or (ii) Maker breaches any other covenant or agreement under this Note.

  b.
  Remedies. Upon Maker's default, Holder may (i) upon fifteen (15) days' written notice to Maker, declare the entire principal sum and all accrued and unpaid interest hereunder immediately due and payable and (ii) exercise any and all remedies provided under applicable law. Maker accepts and agrees that this Note is a full recourse Note and that Holder may exercise any and all remedies available to it under law.

  7.
  Waivers. Maker, and any endorsers or guarantors hereof, severally waive diligence, presentment, protest and demand and also notice of dishonor of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without notice, all without in any way affecting the liability of Maker or any endorsers or guarantors hereof. No extension of time for the payment of this Note, or any installment hereof, agreed to by Holder with any person now or hereafter liable for the payment of this Note, shall affect the original liability of Maker under this Note, even if Maker is not a party to such agreement. Holder may waive its right to require performance of or compliance with any term, covenant or condition of this Note only by express written waiver.

  8.
  Miscellaneous.

  a.
  Maker shall pay all costs, including, without limitation, reasonable attorneys' fees and costs incurred by Holder in collecting the sums due hereunder, whether or not any legal action is actually filed, litigated or prosecuted to judgment or award. In the event of any action or legal proceeding concerning this Note or the enforcement of any rights hereunder, Holder shall be entitled to, in addition to any other relief to which Holder may be entitled, all legal and court costs and expenses, including reasonable attorneys' fees, incurred by Holder in connection with such action.

  b.
  This Note may be modified only by a written agreement executed by Maker and Holder.

  c.
  This Note shall be governed by California law.

  d.
  The terms of this Note shall inure to the benefit of and bind Maker and Holder and their respective heirs, legal representatives and successors and assigns.

  e.
  Time is of the essence with respect to all matters set forth in this Note.

  f.
  If this Note is destroyed, lost or stolen, Maker will deliver a new Note to Holder on the same terms and conditions as this Note, with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Holder shall furnish to Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Maker in connection with the replacement of this Note.

    IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.

	Maker:	/s/ Laura B. DePole Laura B. DePole
APPROVED:	Holder:	/s/ Jim Bildner Tier Technologies, Inc.
	By:	Jim Bildner, CEO Print Name and Title
cc:
Human Resources
Accounting

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  Exhibit 10.38
FULL RECOURSE SECURED PROMISSORY NOTE